Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K/A Amendment No. 2 with respect to the oil and gas reserves of Petrohawk Energy Corporation as of years ended December 31, 2004, 2005, and 2006. We hereby further consent to all references to our firm included in this Form 10-K/A Amendment No. 2 and to the incorporation by reference in the Registration Statements on Forms S-8, Nos. 333-117733 and 333-45298, and the Registration Statements on Form S-3, Nos. 333-120881, 333-94196 and 333-45586, of Beta Oil & Gas, Inc. of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell

Dallas, Texas

June 1, 2007